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                                                                    EXHIBIT 10.7



                            AGREEMENT REGARDING CERTAIN
                            PRODUCTS AND ACTIVITIES AND
                      AMENDMENT NO. 1 TO DEVELOPMENT AGREEMENT
                            DATED AS OF MARCH 10, 1993


     This Agreement Regarding Certain Products and Activities and Amendment No. 1 to Development Agreement dated as of March 10, 1993 (the "Agreement") is made effective as of October 25, 1994 by and between ALZA Corporation, a Delaware corporation ("ALZA"), and Therapeutic Discovery Corporation, a Delaware corporation ("TDC").

                                     RECITALS

     WHEREAS, ALZA and TDC have entered into that certain Development Agreement dated as of March 10, 1993 (the "Development Contract") pursuant to which ALZA performs research and development activities on behalf of TDC directed toward the development of pharmaceutical products; and

     WHEREAS, ALZA is marketing, on its own behalf, a Testoderm-Registered Trademark- Testosterone Transdermal System, consisting of a multilayered patch for the delivery of testosterone ("Testoderm-Registered Trademark-"); and

     WHEREAS, Testoderm-Registered Trademark- has been approved in the United States by the United States Food and Drug Administration (the "FDA") for marketing only as a treatment for testosterone deficiency in hypogonadal males; and

     WHEREAS, TDC and ALZA desire that TDC fund a program, including further clinical testing, to be conducted by ALZA with respect to Testoderm-Registered Trademark-, with the goal of receiving clearance to market
Testoderm-Registered Trademark- for the treatment of AIDS wasting syndrome (the "Testoderm-Registered Trademark- Development Program"); and

     WHEREAS, such an arrangement is not currently contemplated within the terms of the Development Contract; and

     WHEREAS, under the terms of the Development Contract, ALZA is currently performing research and development activities on behalf of TDC directed toward the development of an additional product or products for the delivery of testosterone (any such product is hereby referred to as a "Second Generation Testoderm-Registered Trademark- Product"); and

     WHEREAS, ALZA desires to expand the use of its drug delivery technologies to biotechnology, gene therapy and other areas and, to this end, would like to evaluate proprietary compounds without extensive business negotiations with the third party who owns the rights to such compounds before determining whether ALZA's drug delivery technologies will be useful with such compounds; and

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     WHEREAS, TDC and ALZA desire that TDC fund such material evaluation activities, on a project-by-project basis; and

     WHEREAS, such an arrangement is not currently contemplated within the terms of the Development Contract:

     NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, ALZA and TDC hereby agree as follows:

     1.   FUNDING OF TESTODERM-REGISTERED TRADEMARK- DEVELOPMENT PROGRAM.
In consideration of the royalty payments set forth in Section 4 of this Agreement, TDC hereby agrees to fund the Testoderm-Registered Trademark-Development Program in amounts as approved by TDC from time to time (the "Development Payments"). The Testoderm-Registered Trademark- Development Program shall be set forth in a work plan prepared by ALZA which is subject to the approval of TDC, and the parties agree to revise such work plan from time to time so that it remains a faithful best estimate of the work to be done under the Testoderm-Registered Trademark- Development Program as agreed upon by ALZA and TDC. TDC shall not be obligated to make Development
Payments in excess of those expressly approved by TDC and ALZA shall not be obligated to perform work on the Testoderm-Registered Trademark- Development Program which would result in Development Payments exceeding amounts expressly approved by TDC. ALZA and TDC agree that the Development Payments shall be made on the same basis as "Development Cost" (as defined in the Development Contract) and shall constitute "Development Costs" within the meaning of Sections 4.2, 5.1 and 5.3 of the Development Contract and that the funding of the Testoderm-Registered Trademark- Development Program constitutes an activity undertaken pursuant to the Development Contract within the meaning of Section 10.1 thereof; as such, Development Payments are intended to be included as part of the "total amount paid by this corporation under the Development Contract" for purposes of Article FIFTH, Section (A)(10)(c) of the Restated Certificate of Incorporation of TDC, as part of "expenditure[s] pursuant to the Development Contract" for purposes of Article FIFTH, Section (A)(2) of the Restated Certificate of Incorporation of TDC, as part of "the total amounts paid by this corporation pursuant to the Development Contract" for purposes of Article FIFTH, Section (A)(14) of the Restated Certificate of Incorporation of TDC, and as part of "any additional amounts paid by this corporation pursuant to the Development Contract" for purposes of Article FIFTH, Section (A)(5) of the Restated Certificate of Incorporation of TDC. Notwithstanding the foregoing, TDC and ALZA confirm and agree that Testoderm-Registered Trademark- shall not be considered a "Product" within the meaning of the Development Contract, the Technology License Agreement between ALZA and TDC dated as of March 10, 1993 (the "Technology License Agreement") and the License Option Agreement between ALZA and TDC dated as of March 10, 1993 (the "License Option Agreement").

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     2.   DEVELOPMENT OF SECOND GENERATION TESTODERM-REGISTERED TRADEMARK-
PRODUCT. Except with respect to the royalty payments set forth in Section 4 of this Agreement, TDC and ALZA hereby confirm that the Second Generation Testoderm-Registered Trademark- Product is being developed by ALZA for TDC under, and the relationship of the parties with respect to the Second Generation Testoderm-Registered Trademark- Product is governed by the terms of, the Development Contract, the Technology License Agreement and the License Option Agreement.

     3.   MATERIAL EVALUATION PROJECTS.

          (a) ACCEPTANCE OF MATERIAL EVALUATION PROJECTS. From time to time, ALZA will provide TDC with work plans and cost estimates for evaluations of identified proprietary compounds ("Material Evaluation Candidates"). Such evaluations will include the preparation of preliminary, abbreviated commercial assessments and an examination of technical feasibility. Within 45 days after ALZA provides TDC with such a recommendation for a Material Evaluation Candidate, TDC shall notify ALZA in writing of its acceptance or rejection of such Material Evaluation Candidate. Upon written acceptance of a Material Evaluation Candidate by TDC, such Material Evaluation Candidate shall be deemed to be a "Material Evaluation Project."

          (b) FUNDING OF MATERIAL EVALUATION PROJECTS. In consideration of the royalty payments set forth in Section 4 of this Agreement, TDC hereby hires ALZA to perform the Material Evaluation Projects and agrees to fund the Material Evaluation Projects in amounts to be approved by TDC from time to time (the "Project Payments"). The Material Evaluation Projects shall be set forth in work plans prepared by ALZA which are subject to the approval of TDC, and the parties agree to revise approved work plans from time to time so that they remain faithful best estimates of the work to be done under the Material Evaluation Projects as agreed upon by ALZA and TDC. TDC shall not be obligated to make Project Payments in excess of those expressly approved by TDC, and ALZA shall not be obligated to perform work on the Material Evaluation Projects which would result in Project Payments exceeding amounts expressly approved by TDC. ALZA and TDC agree that the Project Payments shall be made on the same basis as "Development Costs" (as defined in the Development Contract) and shall constitute "Development Costs" within the meaning of Sections 4.2, 5.1 and 5.3 of the Development Contract and that the funding of the Material Evaluation Projects constitutes an activity undertaken pursuant to the Development Contract within the meaning of Section 10.1 thereof; as such, Project Payments are intended to be included as part of the "total amount paid by this corporation under the Development Contract" for purposes of Article FIFTH, Section
(A)(10)(c) of the Restated Certificate of Incorporation of TDC, as part of "expenditure[s] pursuant to the Development Contract" for purposes of Article FIFTH, Section (A)(2) of the Restated Certificate of Incorporation of TDC, as part of "the total amounts paid by this corporation pursuant to the Development Contract" for purposes


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of Article FIFTH, Section (A)(14) of the Restated Certificate of
Incorporation of TDC, and as part of "any additional amounts paid by this corporation pursuant to the Development Contract" for purposes of Article FIFTH, Section (A)(5) of the Restated Certificate of Incorporation of TDC. Notwithstanding the foregoing, TDC and ALZA confirm and agree that such Material Evaluation Projects are not "Products" within the meaning of the Development Contract, the Technology License Agreement and the License Option Agreement, unless and until accepted for development as a "Product" under the terms set forth in the Development Contract.

     4. NEW SECTION 7.4A OF THE DEVELOPMENT CONTRACT. In consideration of the foregoing, a new Section 7.4A is hereby added to the Development Contract as follows:

     "7.4A ROYALTIES ON CERTAIN PRODUCTS AND ACTIVITIES.  For purposes of this
   Section 7.4A only, capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in that certain Agreement Regarding Certain Products and Activities and Amendment No. 1 to Development Agreement (the "Amendment"), which Amendment is effective as of October 25, 1994.

           (a)  TESTODERM-REGISTERED TRADEMARK-. In consideration of
        TDC's making Development Payments with respect to Testoderm-Registered Trademark- pursuant to the Amendment, upon receiving clearance from the FDA to market Testoderm-Registered Trademark- as a treatment for AIDS wasting syndrome, ALZA shall pay TDC royalties with respect to Testoderm-Registered Trademark- as follows: (i) up to a maximum of 5% of worldwide Net Sales of Testoderm-Registered Trademark- determined as follows: 1% of such Net Sales, plus an additional 0.1% of such Net Sales for each full one million dollars of Development Payments with respect to Testoderm-Registered Trademark- paid by TDC; plus (ii) up to a maximum of 50% of worldwide Sublicensing Revenues in respect of sales of Testoderm-Registered Trademark- determined as follows: 10% of such Sublicensing Revenues, plus an additional 1% of such Sublicensing Revenues for each full one million dollars of Development Payments with respect to Testoderm-Registered Trademark-paid by TDC. In determining payments due under this Section 7.4A(a), Net Sales and Sublicensing Revenues shall be reduced by the dollar amount of any license or similar payments made to third parties by ALZA or its Affiliates with respect to the sales of Testoderm-Registered Trademark-. In determining payments under this
        Section 7.4A(a) for any year, the amount of applicable Development Payments shall be determined as of December 31 of the preceding calendar year.

          (b) SECOND GENERATION TESTODERM-REGISTERED TRADEMARK- PRODUCT. If ALZA exercises its License Option with respect to the Second Generation

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     Testoderm-Registered Trademark- Product, ALZA shall pay TDC royalties as follows: (i) in any calendar quarter in which worldwide Net Sales of Testoderm-Registered Trademark- are greater than worldwide Net Sales of the Second Generation Testoderm-Registered Trademark- Product, then ALZA shall pay TDC royalties under the terms set forth in the License Agreement in the form attached as Exhibit A to the License Option Agreement and (ii) in any calendar quarter in which worldwide Net Sales of Testoderm-Registered Trademark- are less than worldwide Net Sales of the Second Generation Testoderm-Registered Trademark- Product, then ALZA shall pay TDC the royalties set forth in Section 7.4A(b)(i) PLUS the royalties set forth in Section 7.4A(a). Notwithstanding the terms of the License Option Agreement and the License Agreement in the form attached as Exhibit A thereto, ALZA and TDC hereby agree that any License Agreement entered into with respect to the Second Generation Testoderm-Registered Trademark- Product will reflect the foregoing revised royalty structure.

          (c) ROYALTIES IN CONNECTION WITH MATERIAL EVALUATION PROJECTS. In consideration of TDC making Project Payments with respect to Material Evaluation Projects pursuant to the Amendment, if any Material Evaluation Project results in an arrangement whereby the third party who holds the rights to the proprietary compound being studied funds the ongoing costs of a development program conducted by ALZA for a product incorporating such compound (a "Project Product"), ALZA shall pay TDC royalties with respect to each such Project Product as follows: (i) up to a maximum of 5% of worldwide Net Sales of such Project Product determined as follows: 2% of such Net Sales, plus an additional 0.1% of such Net Sales for each full one million dollars of Project Payments paid by TDC with respect to such Project Product; plus (ii) up to a maximum of 50% of worldwide Sublicensing Revenues with respect of sales of such Project Product determined as follows: 20% of such Sublicensing Revenues, plus an additional 1% of such Sublicensing Revenues for each full one million dollars of Project Payments paid by TDC with respect to such Project Product. If any Material Evaluation Project results in an arrangement whereby TDC funds the ongoing costs of a development program conducted by ALZA and TDC for a Project Product accepted for development as a "Product" under the terms set forth in the Development Contract, such Project Product shall in all respects be a "Product" within the meaning of the Development Contract, the Technology License Agreement and the License Option Agreement and, if ALZA exercises its License Option for such Project Product, ALZA shall pay TDC royalties for such Project Product under the terms set forth in the License Agreement in the form attached as Exhibit A to the License Option Agreement (and Project Payments with respect to such Project Product shall be included in Development Cost for purposes of


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       calculating the royalties due to TDC thereunder.) If any Material
       Evaluation Project results in a product development and commercialization arrangement other than an arrangement whereby either (i) the third party who owns the rights to the proprietary compound being studied, or (ii) TDC, funds the ongoing costs of a development program conducted by ALZA for a Project Product, ALZA and TDC agree to negotiate in good faith an alternative payment structure or other economic arrangement to compensate TDC for making Project Payments with respect to the Material Evaluation Project. In determining payments due under this Section 7.4A(c), Net Sales and Sublicensing Revenues shall be reduced by the dollar amount of any license or similar payments made to third parties by ALZA or its Affiliates with respect to sales of the relevant Project Product. In determining payments under this Section 7.4A(c) for any year, the amount of applicable Project Payments shall be determined as of December 31 of the preceding calendar year."

     ALZA and TDC hereby confirm and agree that the royalties or other payments to TDC described in Section 7.4A of the Development Contract, as amended by this Agreement, are intended to be included within the definition of "Royalties" as such term is defined in the Restated Certificate of Incorporation of TDC.

     5.   AMENDMENTS TO SECTIONS 7.6 OF THE DEVELOPMENT CONTRACT.  Section
7.6 of the Development Contract is hereby amended so that each reference to "Section 7.4" is deleted and replaced with a reference to "Sections 7.4, 7.4A(a) and 7.4A(c)" and to add the words "Testoderm-Registered Trademark-and Project Product" after the term "Other Royalty-Bearing Product."

     6. APPROVAL OF BOARDS OF DIRECTORS. ALZA and TDC represent and warrant, each to the other, that the foregoing amendments to the Development Contract have been approved by their respective Boards of Directors prior to execution of this Agreement.

     7. INDEMNIFICATION. ALZA shall indemnify, defend and hold TDC harmless from and against any and all liabilities, claims, demands, damages, costs, expenses or money judgments rendered against TDC and its Affiliates (as defined in the Development Contract), which arise out of the use, design, labeling or manufacture, processing, packaging, sale or commercialization of Testoderm-Registered Trademark- by ALZA, its Affiliates (as defined in the Development Contract), subcontractors and sublicensees. TDC shall permit ALZA's attorneys, at ALZA's discretion and cost, to handle and control the defense of any claims or suits as to which TDC may be entitled to indemnity hereunder, and TDC agrees not to settle any such claims or suits without the prior written consent of ALZA. TDC shall give ALZA prompt notice in writing, in the manner set forth in Section 13.7 of the Development Contract, of any claim or

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demand made against TDC for which TDC may be entitled to indemnity hereunder.
TDC shall have the right to participate, at its own expense, in the defense of any such claim or demand to the extent it so desires.

     8. MISCELLANEOUS. This Agreement shall terminate upon termination of the Development Contract. Except as otherwise expressly provided herein, the terms of the Development Contract, the Technology License Agreement and the License Option Agreement shall remain in full force and effect. This Agreement may not be amended except in a writing signed by both parties. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions remain in full force and effect; provided, however, that if a provision is stricken so as to significantly alter the economic arrangements of this Agreement, the Development Contract or the "Purchase Option" as defined in the Restated Certificate of Incorporation of TDC, the party adversely affected may terminate this Agreement upon 60 days' prior written notice to the other party. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld; provided, however, that ALZA may assign such rights and obligations hereunder to any person or entity with which ALZA is merged or consolidated or which purchases all or substantially all of the assets of ALZA. This Agreement shall be governed by the laws of the State of California as applied to residents of that state entering into contracts to be performed in that state. The headings set forth at the beginning of the various sections of this Agreement are for reference and convenience and shall not affect the meanings of the provisions of this Agreement.

     IN WITNESS WHEREOF, ALZA and TDC have caused this Agreement to be executed as of the date first set forth above by their duly authorized representatives.

ALZA CORPORATION                           THERAPEUTIC DISCOVERY
                                           CORPORATION

By: /s/ Peter D. Staple                     By: /s/ Gary L. Neil
   -----------------------------------         ---------------------------------

Title: Vice President and General Counsel   Title: President and Chief Executive
                                                   Officer

Date: March 27, 1996                        Date: 27 March 1996
     -----------------------------------         -------------------------------


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